Douglas M. Fox Direct: 410.528.5505 Fax: 410.528.5650 foxd@ballardspahr.com

January 7, 2011

United States Securities and Exchange Commission Division of Corporation Finance 100 F Street NE Washington, DC 20549 Attn: Jim B. Rosenberg

Re:	Osiris Therapeutics, Inc.
Form 10-K for the fiscal year ended December 31, 2009
Filed March 12, 2010
Form 10-Q for the quarter ended September 30, 2010
Filed November 5, 2010
Definitive Proxy Statement on Schedule 14-A
Filed April 16, 2010
File No. 001-32966

Ladies and Gentlemen:

On behalf of Osiris Therapeutics, Inc. (the “Registrant”), we acknowledge receipt of the Staff’s letter, dated December 16, 2010, with comments related to the above-referenced filings.

The Registrant intends to respond to the Staff’s letter by January 17, 2010.

Very truly yours,

/s/ Douglas M. Fox

Douglas M. Fox

cc:	Philip R. Jacoby, Jr.
C. Randal Mills, Ph.D.

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